Exhibit 10.21

AGREEMENT

Background

Adolor Corporation (the “Company”) and Bruce A. Peacock (“Executive”) have entered into a letter agreement dated April 22, 2002 (the “Letter Agreement”) pursuant to which the Company has employed Executive as President, Chief Executive Officer and a member of the Board of Directors of the Company. The Company desires to encourage the highest level of performance by Executive by providing Executive a proprietary interest in the Company’s success and progress. Accordingly, pursuant to the terms of the Letter Agreement, the Company has determined to grant Executive 5,000 shares of the Company’s common stock, subject to the restrictions set forth herein. Therefore, the Company and Executive, both intending to be legally bound, hereby agree as follows:

Agreement

1.     The Company, promptly following the execution of this Agreement, will issue or transfer 5,000 shares of the Company’s common stock (the “Stock”) to Executive (the “Grant”). The Grant will consist of one certificate of 5,000 shares registered in Executive’s name (the “Certificate”), subject to the restrictions set forth herein. The date of Grant will be the date of this Agreement.

2.     The Company will deliver the Certificate to Executive.

3.     Executive will be a shareholder with respect to the Stock and will have all corresponding rights, including the right to vote the Stock and to receive all dividends and other distributions with respect to the Stock.

4.     Executive represents that he is acquiring the Stock for investment and not with a view to distribution. All shares of Stock issued to Executive will be transferred in accordance with all applicable laws, regulations or listing requirements of the Nasdaq National Market, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such Stock as may be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws. Notwithstanding any provision in this Agreement to the contrary, the Company will not be obligated to issue or deliver any Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange.

5.     The Company will make a cash payment to Executive in an amount sufficient to reimburse Executive for all incremental federal, state and local income and employment taxes incurred by Executive in connection with the receipt of the Grant, together with an additional amount to make Executive whole for all such taxes incurred by Executive in connection with the receipt of the payment under this sentence (together the “Tax Make-Whole Payment”). The

Company’s obligation under the preceding sentence will be satisfied, to the extent necessary, through the Company’s deposit of withholding taxes otherwise payable by Executive in connection with the Grant and the Tax Make-Whole Payment.

6.     As soon as is reasonably practicable after the date hereof, the Company will file with the Securities and Exchange Commission a registration statement on Form S-8 (or any successor or other appropriate form) with respect to resale of the Stock.

7.     The Stock granted to Executive hereunder will not confer upon Executive any right to continue in the employment or service of the Company.

8.     This Agreement and the Letter Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

9.     To the extent not preempted by federal law, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

This Agreement is entered effective the 6th day of May, 2002.

ADOLOR CORPORATION

By:	/s/ P S Schied

Name:	P S Schied
Title:	V.P.

EXECUTIVE

/s/ Bruce A. Peacock

Bruce A. Peacock